Exhibit 23.3

Consent of Independent Auditors

The Board of Directors
Tabula Rasa HealthCare, Inc.:

We consent to the use of our report dated August 31, 2015, with respect to the balance sheet of Capstone Performance Systems, LLC as of December 31, 2013, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2013 and the period from January 1, 2014 through April 21, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP

Philadelphia, Pennsylvania
January 4, 2016